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                                                                    Exhibit 10.6

                               FOURTH AMENDMENT TO
                           COOPER CAMERON CORPORATION
                         BROADBASED 2000 INCENTIVE PLAN

         WHEREAS, COOPER CAMERON CORPORATION (the "Company") has heretofore adopted the BROADBASED 2000 INCENTIVE PLAN (the Broadbased Plan); and

         WHEREAS, the Company desires to amend the Broadbased Plan in certain respects;

         NOW, THEREFORE, the Broadbased Plan shall be amended as follows, effective as of November 14, 2002:

         1. Section 13.3 of the Plan shall be deleted in its entirety and the following substituted therefor:

               In addition to any other rights or privileges held by a holder with respect to an Award that is an option (including the provisions of Section 14.2), upon a Change of Control of the Company that results in the Company being merged into or consolidated with another entity, the holder shall have the right to exchange such option for a new option ("New Option") that shall be issued according to the following:

         (i)   The New Option shall be immediately exercisable;

         (ii) The New Option shall have a term equal to the remaining term of the LTIP Option it replaces (and shall be exercisable through such term);

         (iii) The New Option will give the holder the right to acquire shares of the publicly traded common equity of any successor ("Replacement Common Stock") (in the event of two or more classes of common equity, the common equity used shall be determined by the Compensation Committee of the Board of Directors of the Company existing prior to a Change of Control);

         (iv) The exercise price used for the New Option ("New Exercise Price") for acquiring a share of Replacement Common Stock shall be determined by dividing the aggregate value (as of the date of the Change of Control) equal to the merger or acquisition consideration paid or payable in the Change of Control, on a per share basis into the per share exercise price of the LTIP Option, and multiplying the result by the Replacement Common Stock closing price on its principal stock exchange on the day of the Change of Control, or if traded in the over-the-counter market and not on an exchange, the last bid price in such market;

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         (v)   The number of shares of Replacement Common Stock subject to the
               New Option shall be the number necessary, using the New Exercise Price, to provide an aggregate value to the holder (as of the date of the Change of Control) equal to the aggregate value of the LTIP Option being exchanged based on the merger or acquisition consideration paid or payable in the Change of Control on a per share basis;

         (vi) If there is no publicly traded common equity of the Company, or any successor or any direct or indirect parent of either, then the New Option shall be with respect to shares of the direct or indirect parent of the Company, and if no such parent then the Company, and if the Company no longer exists, then the successor to the Company.

         2. The number "3,000,000" shall be substituted for the number "2,000,000" in the first sentence of Section 4.1 of the Broadbased Plan.

         3. As amended hereby, the Broadbased Plan is specifically ratified and reaffirmed.

                                                     APPROVED:



                                                     ___________________________
                                                     William C. Lemmer
                                                     Vice President, General
                                                      Counsel and Secretary


                                                     Date: November 14, 2002

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